Exhibit 10.30

OIS 221 Lathrop Way, Suite I Sacramento, CA 95815 USA	www.oisi.com main 088.338.8436 fax 916.646.0207

August 31, 2007
VIA Facsimile and mail

Jonathan R. Phillips
792 Chatham Avenue
Elmhurst, ILL 60126

Re:           Ophthalmic Imaging Systems Board Membership

Dear Jonathan:

On behalf of OIS, the Company’s Board of Directors would like to thank you for accepting its invitation to join the Board.

We’re very excited about the prospects and focus of the Company, and look forward to your input in directing the Company to realize its potential.

The Company will pay an annual retainer in the amount of $15,000, payable in 4  equal quarterly instalglments of  $3,750 for your attendance at up to 3 Board meetings per quarter.  For your services in attending meetings in excess of 3 per quarter, the Company will pay you at the rate of $100 per hour up to a maximum of $500 per day.

Please indicate your formal acceptance of the foregoing by signing and dating where indicated below.  At your earliest convenience, please return via facsimile the executed copy of page 2 to the attention of Mr. Gil Allon at the Company’s offices at (916) 646-0207.

Again, we welcome you and thank you for joining us during this very exciting time for the Company.

Very truly yours,

/s/ Yigal Berman
Yigal Berman
Chairman of the Board of Directors
Ophthalmic Imaging Systems

Approved:

/s/ Jonathan Philips
Jonathan Philips

Date : ___________

Better Insight. Better Sight.